UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2013

KONA GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 220 Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 922-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.        Entry into a Material Definitive Agreement.

New Credit Facility.  On April 19, 2013, Kona Grill, Inc. (“Kona” or the “Company”), a Delaware corporation, together with certain of its wholly-owned subsidiaries, entered into a Credit Agreement for a $20 million revolving line of credit (the “Credit Facility”) with KeyBank National Association (“KeyBank”) as administrative agent and Stearns Bank National Association (“Stearns Bank” and collectively with KeyBank, the “Lenders”). The Credit Facility replaces the Company’s previous credit facility with Stearns Bank as described below.

In connection with the Credit Facility, certain wholly owned subsidiaries of Kona have also guaranteed the Credit Facility. The Credit Facility is secured by the Company’s personal property and assets as further described in that certain Pledge and Security Agreement among Kona, the subsidiary guarantors and KeyBank dated as of April 19, 2013.

The Credit Facility matures on April 19, 2017 subject to the Company’s option to extend the maturity date for one year with the Lenders’ written consent. Payments on the Credit Facility will be interest only, payable quarterly with respect to each base rate loan and at varying times with respect to LIBOR rate loans, with outstanding principal and interest due at maturity. Prepayment is permitted at any time without penalty, subject to certain restrictions on the order of repayment or prepayment. Pricing for the Credit Facility is KeyBank’s prime rate or LIBOR plus an applicable margin depending on the Company’s leverage ratio. The LIBOR margins range from 3.0% to 3.5% and the base rate margins range from 2.0% to 2.5%. The Company is obligated to pay a fee, payable quarterly in arrears at a rate per annum of 0.375% or 0.50% times the unused total revolving commitment of the Credit Facility, based on the average daily amount outstanding under the Credit Facility for the previous quarter.

The Credit Facility contains various usual and customary covenants and events of default which could trigger early repayment obligations and early termination of the Lenders’ commitment obligations. Events of default include, among others: nonpayment, failure to perform certain covenants beyond a cure period, incorrect or misleading representations or warranties, cross-default to certain indebtedness of the Company or the subsidiary guarantors in an aggregate amount in excess of $1,000,000, and a change of control of the Company. The Company’s ability to borrow under the Credit Facility is also subject to ongoing compliance with several financial covenants, including with respect to: the Company’s amount of leverage and minimum corporate fixed charge coverage ratio.

The description of the Credit Facility is qualified in its entirety by reference to the Credit Agreement, the Subsidiary Guaranty and the Pledge and Security Agreement, copies of which are filed as Exhibits 10.37 to 10.39 to this Current Report on Form 8-K and are incorporated herein by reference.

Replacement and Termination of Previous Credit Facility.  The Credit Facility replaces the Company’s credit facility with Stearns Bank pursuant to a Business Loan Agreement dated February 7, 2012, as amended, among the Company and Stearns Bank (the “Stearns Bank Credit Agreement”), which was terminated on April 19, 2013. As of the date it entered into the Credit Facility, the Company had no outstanding borrowings under the Stearns Bank Credit Agreement.

On April 19, 2013, the Company issued a press release, a copy of which is attached hereto as exhibit 99.1 and incorporated herein by reference.

Item 1.02         Termination of a Material Definitive Agreement

The information described in Item 1.01 above relating to the termination of the Stearns Bank Credit Agreement is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits.

10.37           Credit Agreement by and among Kona Grill, Inc. as borrower, the Lending Institutions named therein (as Lenders) and KeyBank National Association (as the Administrative Agent) dated as of April 19, 2013.

10.38           Subsidiary Guaranty made by the subsidiary guarantors listed therein and KeyBank National Association (as the Administrative Agent) dated as of April 19, 2013.

10.39           Pledge and Security Agreement among Kona Grill, Inc., Kona Restaurant Holdings, Inc., Kona Sushi, Inc., Kona Macadamia, Inc., Kona Texas Restaurants, Inc. and KeyBank National Association (as the Administrative Agent) dated as of April 19, 2013.

99.1             Press Release dated April 19, 2013, titled “Kona Grill Announces New $20 Million Credit Facility.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2013	KONA GRILL, INC.

	By:	/s/ Berke Bakay
Berke Bakay
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.37
Credit Agreement by and among Kona Grill, Inc. as borrower, the Lending Institutions named therein (as Lenders) and KeyBank National Association (as the Administrative Agent) dated as of April 19, 2013.

10.38	Subsidiary Guaranty made by the subsidiary guarantors listed therein and KeyBank National Association (as the Administrative Agent) dated as of April 19, 2013.

10.39
Pledge and Security Agreement among Kona Grill, Inc., Kona Restaurant Holdings, Inc., Kona Sushi, Inc., Kona Macadamia, Inc., Kona Texas Restaurants, Inc. and KeyBank National Association (as the Administrative Agent) dated as of April 19, 2013.

99.1	Press Release dated April 19, 2013, titled “Kona Grill Announces New $20 Million Credit Facility.”